Exhibit 10.3

ADDENDUM TO EMPLOYMENT AGREEMENT

This addendum (“Addendum”) to the Employment Agreement between Clean Diesel Technologies, Inc., a Delaware corporation (“CDTI” or the “Company”) and Matthew Beale (“Executive”) (inclusively, the “Parties”) is entered into on June 1, 2016.

A.        The Parties entered into a written employment agreement on October 22, 2015, which agreement was amended by that certain Addendum to Employment Agreement, dated March 29, 2016 (as amended, the “Employment Agreement”).

B.        The Parties now desire to further amend the Employment Agreement pursuant to this Addendum.

NOW THEREFORE, in consideration of the mutual promises contained herein, the Parties hereto agree as follows:

1.         Modification of Section 4(b)(ii) – “Termination Without Cause or Executive’s Resignation for Good Reason.”  The Company and Executive hereby agree that Section 4(b)(ii) of the Employment Agreement, entitled “Termination Without Cause or Executive’s Resignation for Good Reason,” is amended and restated in its entirety to read as follows:

“(ii)      Termination Without Cause or Executive’s Resignation for Good Reason.  If Executive resigns for Good Reason under Paragraph 4(a)(v) above or Executive’s employment with CDTI is terminated by CDTI for any reason other than for Cause (and not as a result of Executive’s death or Disability) or Disability or by mutual agreement of the parties pursuant to Paragraph 4(a)(ii) above, subject to Paragraph 4(c) below, Executive will receive the following compensation (“Severance Benefits”):

(A)             an amount equal to six (6) months of Executive’s current base salary at the time of termination (less required withholdings) payable in installments pursuant to the Company’s regular payroll practices commencing on the first payroll date occurring on or after the later of the expiration of the revocation period of the Release (as defined below) or 35 days after Executive’s termination date;

(B)    for a period of six (6) months following Executive’s termination date, Company payment of continuation coverage under COBRA (section 4980 of the Internal Revenue Code of 1986) of Executive’s medical, dental and vision coverage under the Company’s group health plan as in effect immediately before Executive’s termination, after which Executive may elect continuation coverage at his own expense under COBRA and the California Continuation Benefits Replacement Act (“Cal-COBRA”); provided, however, that such extended Company-paid coverage will only be provided to the extent that it is not determined by the Company to be discriminatory under section 105(h) of the Code or under any other section of the Code or other applicable law.  If the extension of such Company-paid coverage is determined by the Company to be discriminatory under section 105(h) of the Code or other applicable law, (including but not limited to the

2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying the COBRA premiums for such continuation coverage, the Company, in its sole discretion, may elect to instead pay Executive on the first day of each month of any remaining portion of such six-month period, a fully taxable cash payment equal, on an after-tax basis, to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Special Severance Payment”), for the remainder of such period.  Executive may, but is not obligated to, use such Special Severance Payment toward the cost of COBRA premiums; and

(C)               an amount equal to a prorated portion (based on the number of full months of Executive’s employment during the year of termination) of Executive’s Annual Bonus for the year in which the termination occurs calculated and payable pursuant to the terms of the applicable bonus program in effect as determined by the Board; provided, however, that such payment shall be made to the Executive no later than 45 days from the date on which audited financial statements covering such calendar year are filed on Form 10-K.”

2.         Modification of Section 4(b)(iii) – “Disability.”  The Company and Executive hereby agree that Section 4(b)(iii) of the Employment Agreement, entitled “Disability,” is amended and restated in its entirety to read as follows:

“(iii)     Disability.  If Executive’s employment is terminated due to Disability, subject to Paragraph 4(c) below, Executive will receive the following compensation (“Severance Benefits”):

(A)             an amount equal to three (3) months of Executive’s current base salary at the time of termination (less required withholdings) payable in installments pursuant to the Company’s regular payroll practices commencing on the first payroll date occurring on or after the later of the expiration of the revocation period of the Release (as defined below) or 35 days after Executive’s termination date;

(B)              for the period of three (3) months following Executive’s termination date, Company payment of continuing coverage under COBRA of medical, dental and vision coverage under the Company’s group health plan in effect immediately before Executive’s termination, after which Executive may elect continuation coverage at his own expense under COBRA (and Cal-COBRA; provided, however, that such Company-paid extended coverage will only be provided to the extent that it is not determined by the Company to be discriminatory under section 105(h) of the Code or under any other section of the Code or other applicable law.  If the extension of such Company-paid coverage is determined by the Company to be discriminatory under section 105(h) of the Code or other applicable law, (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying the COBRA premiums for such continuation coverage, the Company, in its sole discretion, may elect to instead pay Executive on the first day of each month of any remaining portion of such three-month period, a fully taxable cash payment equal, on an after-tax basis, to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Special Severance Payment”), for the remainder of such period.  Executive may, but is not obligated to, use such Special Severance Payment toward the cost of COBRA premiums; and

(C)               an amount equal to a prorated portion (based on the number of full months of Executive’s employment during the year of termination) of Executive’s Annual Bonus for the year in which the termination occurs calculated and payable pursuant to the terms of the applicable bonus program in effect as determined by the Board; provided, however, that such payment shall be made to the Executive no later than 45 days from the date on which audited financial statements covering such calendar year are filed on Form 10-K.

(D)              Notwithstanding the foregoing, any benefits that Executive shall become entitled to receive under CDTI’s long-term disability insurance program as it may from time to time be in effect shall reduce the Severance Benefits payable under this Paragraph 4(b)(iii).”

3.         All Other Provisions Remain Unmodified.  Executive and Company acknowledge and agree that all other provisions of the Employment Agreement remain in full force and effect.

IN WITNESS WHEREOF, the Parties hereto have executed this Addendum on the date first written above.

MATTHEW BEALE

/s/ Matthew Beale	Date:	June 1, 2016

CLEAN DIESEL TECHNOLOGIES, INC.

/s/ Tracy Kern	Date:	June 1, 2016
By: Tracy Kern, Chief Financial Officer